Exhibit 99

Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

TAUBMAN CENTERS, INC. ISSUES SOLID FIRST QUARTER RESULTS

–	Net Income Down 18.8 Percent, Primarily Due to Higher Depreciation Expense

–	Comparable Center Net Operating Income (NOI), Excluding Lease Cancellation Income, Up 2.3 Percent

–	Beneficial Interest in Total Portfolio NOI, Excluding Lease Cancellation Income Up 5.7 Percent

–	Sales per Square Foot, Occupancy, Leased Space and Average Rents All Up in Comparable Centers

–	Acquired 48.5 Percent Interest in The Gardens Mall, Palm Beach Gardens, Florida

BLOOMFIELD HILLS, Mich., April 30, 2019 - - Taubman Centers, Inc. (NYSE: TCO) today reported financial results for the first quarter of 2019.

	March 31, 2019 Three Months Ended	March 31, 2018 Three Months Ended
Net income attributable to common shareowners, diluted (in thousands) Growth rate	$15,118 (18.8)%	$18,618
Net income attributable to common shareowners (EPS) per diluted common share Growth rate	$0.25 (16.7)%	$0.3
Funds from Operations (FFO) per diluted common share Growth rate	$0.93 5.7%	$0.88
Adjusted FFO per diluted common share Growth rate	$0.95 (1) (8.7)%	$1.04 (2)
(1) Adjusted FFO for the three months ended March 31, 2019 excludes a restructuring charge, costs associated with shareholder activism and the fluctuation in the fair value of equity securities.
(2) Adjusted FFO for the three months ended March 31, 2018 excludes a reduction of a previously expensed restructuring charge, costs associated with shareholder activism, the fluctuation in the fair value of equity securities, and a charge recognized in connection with the write-off of deferred financing costs related to the early payoff of our $475 million unsecured term loan.

“Our portfolio of high-quality assets achieved solid NOI growth again this quarter, driven by better rents and lower expenses. Adjusted FFO was in line with our expectations, but year-over-year was impacted by significant lease termination income received in the first quarter of last year,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers.

“We were delighted to strengthen our portfolio by completing the acquisition of a 48.5 percent interest in The Gardens Mall at an excellent value in an off-market, non-cash transaction.”

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Operating Statistics

For the quarter, comparable center NOI, excluding lease cancellation income, was up 2.3 percent. “Our comparable centers grew as expected in the U.S. We also produced very strong growth in Asia, despite unfavorable foreign currency rates,” said Mr. Taubman. Comparable center NOI growth, excluding lease cancellation income, would have been 3 percent without the negative currency impact.

Total portfolio NOI growth at our beneficial interest was up 5.7 percent for the quarter, excluding lease cancellation income.

“This is our first quarter reporting our share of NOI growth. The combination of better post-hurricane operations at The Mall of San Juan and outsized growth from our best assets, many of which are wholly-owned, were the primary factors,” said Simon J. Leopold, executive vice president and chief financial officer.

Comparable center tenant sales per square foot increased 18.6 percent from the first quarter of 2018. This brings the company's 12-month trailing sales per square foot to $832, an increase of 10.3 percent over the 12-months ended March 31, 2018.

Tenant sales per square foot in U.S. comparable centers were up 21.7 percent in the quarter, bringing 12-month trailing U.S. sales per square foot to $919, an increase of 10.9 percent over the 12-months ended March 31, 2018.

“There were several factors that impacted the significant sales increases this quarter. First, deliveries of Tesla’s Model 3 substantially benefitted the quarter’s results. Offsetting, was a late Easter, unfavorable exchange rates and a very tough comp, as sales were up over 12 percent a year ago.” said Mr. Taubman. “Many of our most important categories including apparel, shoes and electronics were up this quarter.”

Average rent per square foot for the quarter was $56.15, up 1.3 percent from $55.42 in the comparable period last year.

Trailing 12-month releasing spread per square foot for the period ended March 31, 2019 was 7.1 percent.

Ending occupancy in comparable centers was 93.5 percent on March 31, 2019, up 0.3 percent from March 31, 2018. Leased space in comparable centers was 95.9 percent on March 31, 2019, up 0.7 percent from March 31, 2018.

“Notwithstanding the continued significant volatility in the retail landscape, demand for space in our centers remains solid,” said Mr. Taubman.

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The Gardens Mall Acquisition

In April, Taubman acquired a 48.5 percent interest in The Gardens Mall (Palm Beach Gardens, Fla.) from members of the Cohen Family, who together with members of the Forbes family have jointly owned the center since its opening in 1988.

“The Gardens Mall is the premier retail asset in the affluent and growing Palm Beach market. We believe the quality of the center is above the median of our portfolio. Opportunities to acquire assets like this, one of the very best in the country, are extremely rare.” said Mr. Taubman. “This acquisition is consistent with our strategy of owning superior assets in the strongest markets.”

The 48.5 percent interest was acquired in an off-market, non-cash transaction for 1.5 million Taubman Realty Group Limited Partnership (TRG) units and the assumption of its pro rata share of debt. This transaction is expected to be neutral to slightly accretive to FFO and Adjusted FFO in 2019.

This represents Taubman’s third investment in partnership with The Forbes Company, following The Mall of Millennia in Orlando and Waterside Shops in Naples. “Forbes is a valuable partner and a best-in-class retail operator. They will continue to lease and manage the center. Forbes was instrumental in presenting this opportunity to us and we look forward to another productive partnership,” said Mr. Taubman.

Financing Activity

In March, we completed a 1.2 billion Chinese Yuan Renminbi (RMB) (approximately $179 million using the March 31, 2019 exchange rate) 10-year, fully-amortizing, non-recourse financing at our CityOn.Xi’an (Xi’an, China) joint venture. The loan bears interest at an all-in fixed rate of 6 percent. As of March 31, 2019, about $49 million had been drawn.

Dividend Increased

In March, we declared a regular quarterly dividend of $0.675 per share of common stock, an increase of 3.1 percent. Since going public in 1992, Taubman has never reduced its dividend and has increased its dividend 22 times. See Taubman Centers Increases Quarterly Common Dividend 3.1 Percent to $0.675 Per Share - March 4, 2019.

2019 Guidance

Taubman is updating certain guidance measures for 2019. Our guidance now includes the impact of The Gardens Mall acquisition that closed in April.

2019 EPS is now expected to be in the range of $0.68 to $0.92 per diluted share, revised from the previous range of $0.84 to $1.08.

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2019 FFO is now expected to be in the range of $3.60 to $3.72 per diluted common share, revised from the previous range of $3.62 to $3.74. This change represents the $0.02 net impact of the first quarter restructuring charge, costs associated with shareholder activism and fluctuation in the fair value of equity securities.

2019 Adjusted FFO, which excludes $0.02 per diluted common share of first quarter adjustments, remains unchanged and is expected to be in the range of $3.62 to $3.74 per diluted common share.

We continue to expect comparable center NOI growth of about 2 percent for the year.

This guidance range includes the adoption of the new lease accounting standard, resulting in an additional $5 to $7 million of operating expenses. This guidance does not include the impact of the agreement to sell 50 percent of Taubman Asia’s interests in three Asia-based shopping centers to Blackstone or assumptions for future costs associated with shareowner activism.

Supplemental Investor Information Available

Taubman provides supplemental investor information along with its earnings announcements, available online at www.taubman.com under “Investors.” This includes the following:

•	Earnings Press Release

•	Company Overview

•	Operational Statistics

•	Summary of Key Guidance Measures

•	Income Statements

•	Changes in Funds from Operations and Earnings Per Common Share

•	Balance Sheets

•	Debt Summary

•	Capital Spending and Balance Sheet Information

•	Owned Centers

•	Redevelopment, New Development, & Acquisition

•	Anchors & Major Tenants in Owned Portfolio

•	Components of Rental Revenues

•	Components of Other Income, Other Operating Expense, and Nonoperating Income (Expense)

•	Earnings Reconciliations

•	Operating Statistics Glossary

Investor Conference Call

Taubman will host a conference call at 10:00 a.m. EDT on Wednesday May 1, 2019 to discuss these results, business conditions and the outlook for the remainder of 2019. The conference call will be simulcast at www.taubman.com. An online replay will follow shortly after the call and continue for approximately 90 days.

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About The Gardens Mall

The Gardens Mall was originally developed by Forbes-Cohen Properties and opened in 1988. It is considered the top regional mall in Northern Palm Beach County and is home to more than 150 tenants, many of which are among the world’s most iconic brands including Apple, Chanel, Louis Vuitton, David Yurman, Jimmy Choo, Tiffany & Co., lululemon athletica, Salvatore Ferragamo and many others. The 1,400,000 square foot property is anchored by Bloomingdale’s, Macy’s, Nordstrom, Saks and Sears and features 460,000 square feet of mall tenant space.

About Taubman

Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 27 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Founded in 1950, Taubman is headquartered in Bloomfield Hills, Mich. Taubman Asia, founded in 2005, is headquartered in Hong Kong. www.taubman.com.

About The Forbes Company

Based in Southfield, Michigan, The Forbes Company is a nationally recognized owner, developer and manager of iconic regional shopping centers, recognized throughout their respective markets for their retail innovation, fashion leadership, distinctive architecture and luxury appointments. In addition to The Gardens Mall, these properties include: The Mall at Millenia in Orlando, Florida; Somerset Collection in Troy, Michigan; and Waterside Shops in Naples, Florida. www.theforbescompany.com

For ease of use, references in this press release to “Taubman Centers,”, “we”, “us”, “our”, “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

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This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Forward-looking statements can be identified by words such as “will”, “may”, “could”, “expect”, “anticipate”, “believes”, “intends”, “should”, “plans”, “estimates”, “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.The forward-looking statements included in this release are made as of the date hereof. Except as required by law, the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including that the conditions to one or more transaction closings may not be satisfied, the potential impact on the company due to the announcement of the disposition of ownership interests, the occurrence of any event, change or other circumstances that could give rise to the termination of the transactions, general economic conditions, and other factors. Such factors include, but are not limited to: changes in market rental rates; unscheduled closings or bankruptcies of tenants; relationships with anchor tenants; trends in the retail industry; challenges with department stores; changes in consumer shopping behavior; the liquidity of real estate investments; the company’s ability to comply with debt covenants; the availability and terms of financings; changes in market rates of interest and foreign exchange rates for foreign currencies; changes in value of investments in foreign entities; the ability to hedge interest rate and currency risk; risks related to acquiring, developing, expanding, leasing and managing properties; competitors gaining economies of scale through M&A and consolidation activity; changes in value of investments in foreign entities; risks related to joint venture properties; insurance costs and coverage; security breaches that could impact the company’s information technology, infrastructure or personal data; costs associated with response to technology breaches; the loss of key management personnel; shareholder activism costs and related diversion of management time; terrorist activities; maintaining the company’s status as a real estate investment trust; changes in the laws of states, localities, and foreign jurisdictions that may increase taxes on the company’s operations; and changes in global, national, regional and/or local economic and geopolitical climates.

You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

CONTACTS:
Erik Wright, Taubman, Manager, Investor Relations, 248-258-7390
ewright@taubman.com

Maria Mainville, Taubman, Director, Strategic Communications, 248-258-7469
mmainville@taubman.com

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TAUBMAN CENTERS, INC.
Table 1 - Income Statement
For the Three Months Ended March 31, 2019 and 2018
(in thousands of dollars)
	2019		2018
	CONSOLIDATED	UNCONSOLIDATED	CONSOLIDATED	UNCONSOLIDATED
	BUSINESSES	JOINT VENTURES (1)	BUSINESSES	JOINT VENTURES (1)
REVENUES:
Rental revenues (2)	144,289	129,556
Minimum rents (2)			86,825	92,041
Overage rents	3,141	6,379	2,625	5,881
Expense recoveries (2)			51,528	45,870
Management, leasing, and development services	1,216		794
Other (2)	11,562	6,706	19,720	11,496
Total revenues	160,208	142,641	161,492	155,288

EXPENSES:
Maintenance, taxes, utilities, and promotion	38,538	40,960	37,637	40,378
Other operating (2)	19,225	5,521	23,866	9,986
Management, leasing, and development services	531		302
General and administrative	8,576		8,493
Restructuring charge	625		(346)
Costs associated with shareholder activism	4,000		3,500
Interest expense	36,885	32,498	30,823	32,467
Depreciation and amortization	44,956	33,690	35,022	33,469
Total expenses	153,336	112,669	139,297	116,300

Nonoperating income (expense)	8,733	401	(7,143)	347
	15,605	30,373	15,052	39,335
Income tax expense	(539)	(1,908)	(184)	(1,737)
		28,465		37,598
Equity in income of Unconsolidated Joint Ventures	14,672		19,728
Net income	29,738		34,596
Net income attributable to noncontrolling interests:
Noncontrolling share of income of consolidated joint ventures	(1,429)		(1,344)
Noncontrolling share of income of TRG	(6,801)		(8,279)
Distributions to participating securities of TRG	(627)		(599)
Preferred stock dividends	(5,784)		(5,784)
Net income attributable to Taubman Centers, Inc. common shareholders	15,097		18,590

SUPPLEMENTAL INFORMATION:
EBITDA - 100%	97,446	96,561	80,897	105,271
EBITDA - outside partners' share	(6,739)	(47,144)	(6,257)	(51,027)
Beneficial interest in EBITDA	90,707	49,417	74,640	54,244
Beneficial interest expense	(33,860)	(16,776)	(27,812)	(16,751)
Beneficial income tax expense - TRG and TCO	(489)	(777)	(134)	(710)
Beneficial income tax expense - TCO			3
Non-real estate depreciation	(1,145)		(1,136)
Preferred dividends and distributions	(5,784)		(5,784)
Funds from Operations attributable to partnership unitholders and participating securities of TRG	49,429	31,864	39,777	36,783

STRAIGHTLINE AND PURCHASE ACCOUNTING ADJUSTMENTS:
Net straight-line adjustments to rental revenues, recoveries, and ground rent expense at TRG%	1,798	166	656	711
Country Club Plaza purchase accounting adjustments - rental revenues increase at TRG%		112		1,487
The Mall at Green Hills purchase accounting adjustments - rental revenues increase	35		31

(1) With the exception of the Supplemental Information, amounts include 100% of the Unconsolidated Joint Ventures. Amounts are net of intercompany transactions. The Unconsolidated Joint Ventures are presented at 100% in order to allow for measurement of their performance as a whole, without regard to our ownership interest.

(2) Upon adoption of ASC Topic 842, minimum rents and expense recoveries are now presented within a single revenue line item, Rental Revenues; the presentation of lease cancellation income has changed from Other income to Rental Revenues; the presentation of uncollectible tenant revenues has changed from Other Operating expense to Rental Revenues as a contra-revenue; and Other Operating expense includes certain indirect leasing costs, which were capitalizable under the previous lease accounting standard. As a result of the accounting change, an additional $1.4 million of leasing costs were expensed during the three months ended March 31, 2019. Comparative periods presented were not adjusted to reflect the change in accounting.

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TAUBMAN CENTERS, INC.
Use of Non-GAAP Financial Measures

In this press release, the terms "we", "us", and "our" refer to Taubman Centers, Inc. (TCO), The Taubman Realty Group Limited Partnership (TRG), and/or TRG's subsidiaries as the context may require.

We use certain non-GAAP operating measures, including EBITDA, beneficial interest in EBITDA, Net Operating Income, and Funds from Operations. These measures are reconciled to the most comparable GAAP measures. Additional information as to the use of these measures are as follows.

EBITDA represents earnings before interest, income taxes, and depreciation and amortization of our consolidated and unconsolidated businesses. Beneficial interest in EBITDA represents our share of the earnings before interest, income taxes, and depreciation and amortization of our consolidated and unconsolidated businesses. We believe EBITDA and beneficial interest in EBITDA provide useful indicators of operating performance, as it is customary in the real estate and shopping center business to evaluate the performance of properties on a basis unaffected by capital structure.

We use Net Operating Income (NOI) as an alternative measure to evaluate the operating performance of centers, both on individual and stabilized portfolio bases, and in formulating corporate goals and compensation. We define NOI as property-level operating revenues (includes rental income excluding straight-line adjustments of minimum rent) less maintenance, property taxes, utilities, promotion, ground rent (including straight-line adjustments), and other property operating expenses. Beneficial interest in NOI represents our share of NOI (as previously defined) of our consolidated and unconsolidated businesses. Since NOI excludes general and administrative expenses, pre-development charges, interest income and expense, depreciation and amortization, impairment charges, restructuring charges, and gains from peripheral land and property dispositions, it provides a performance measure that, when compared period over period, reflects the revenues and expenses most directly associated with owning and operating rental properties, as well as the impact on their operations from trends in tenant sales, occupancy and rental rates, and operating costs. We also use NOI excluding lease cancellation income as an alternative measure because this income may vary significantly from period to period, which can affect comparability and trend analysis. We generally provide separate projections for expected comparable center NOI growth and lease cancellation income. Comparable centers are generally defined as centers that were owned and open for the entire current and preceding period presented, excluding centers impacted by significant redevelopment activity. In addition, The Mall of San Juan has been excluded from comparable center statistics as a result of Hurricane Maria and the expectation that the center’s performance will be materially impacted for the foreseeable future.

The National Association of Real Estate Investment Trusts (NAREIT) defines Funds from Operations (FFO) as net income (calculated in accordance with Generally Accepted Accounting Principles (GAAP)), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. We believe that FFO is a useful supplemental measure of operating performance for REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, we and most industry investors and analysts have considered presentations of operating results that exclude historical cost depreciation to be useful in evaluating the operating performance of REITs. We primarily use FFO in measuring performance and in formulating corporate goals and compensation.

We may also present adjusted versions of NOI, beneficial interest in EBITDA, and FFO when used by management to evaluate operating performance when certain significant items have impacted results that affect comparability with prior or future periods due to the nature or amounts of these items. We believe the disclosure of the adjusted items is similarly useful to investors and others to understand management's view on comparability of such measures between periods. For the three months ended March 31, 2019, FFO and EBITDA were adjusted to exclude a restructuring charge, costs incurred associated with shareholder activism, and the fluctuation in the fair value of equity securities. For the three months ended March 31, 2018, FFO and EBITDA were adjusted to exclude a reduction of a previously expensed restructuring charge, costs incurred associated with shareholder activism, and the fluctuation in the fair value of equity securities. For the three months ended March 31, 2018, FFO was also adjusted for a charge recognized in connection with the write-off of deferred financing costs related to the early payoff of our $475 million unsecured term loan.

These non-GAAP measures as presented by us are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use the same definitions. These measures should not be considered alternatives to net income or as an indicator of our operating performance. Additionally, these measures do not represent cash flows from operating, investing, or financing activities as defined by GAAP.

We also provide our beneficial interest in certain financial information of our Unconsolidated Joint Ventures. This beneficial information is derived as our ownership interest in the investee multiplied by the specific financial statement item being presented. Investors are cautioned that deriving our beneficial interest in this manner may not accurately depict the legal and economic implications of holding a noncontrolling interest in the investee.

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TAUBMAN CENTERS, INC.
Table 2 - Reconciliation of Net Income Attributable to Taubman Centers, Inc. Common Shareholders to Funds From Operations and Adjusted Funds From Operations
For the Three Months Ended March 31, 2019 and 2018
(in thousands of dollars except as noted; may not add or recalculate due to rounding)

	2019			2018
		Shares	Per Share		Shares	Per Share
	Dollars	/Units	/Unit	Dollars	/Units	/Unit
Net income attributable to TCO common shareholders - basic	15,097	61,124,016	0.25	18,590	60,917,235	0.31
Add impact of share-based compensation	21	275,092		28	289,142
Net income attributable to TCO common shareholders - diluted	15,118	61,399,108	0.25	18,618	61,206,377	0.30
Add depreciation of TCO's additional basis	1,617		0.03	1,617		0.03
Add TCO's additional income tax expense				3		0.00
Net income attributable to TCO common shareholders, excluding step-up depreciation and additional income tax expense	16,735	61,399,108	0.27	20,238	61,206,377	0.33
Add noncontrolling share of income of TRG	6,801	24,875,564		8,279	24,954,658
Add distributions to participating securities of TRG	627	871,262		599	871,262
Net income attributable to partnership unitholders and participating securities of TRG	24,163	87,145,934	0.28	29,116	87,032,297	0.33
Add (less) depreciation and amortization:
Consolidated businesses at 100%	44,956		0.52	35,022		0.40
Depreciation of TCO's additional basis	(1,617)		(0.02)	(1,617)		(0.02)
Noncontrolling partners in consolidated joint ventures	(2,235)		(0.03)	(1,852)		(0.02)
Share of Unconsolidated Joint Ventures	17,192		0.20	17,055		0.20
Non-real estate depreciation	(1,145)		(0.01)	(1,136)		(0.01)
Less impact of share-based compensation	(21)		(0.00)	(28)		(0.00)
Funds from Operations attributable to partnership unitholders and participating securities of TRG	81,293	87,145,934	0.93	76,560	87,032,297	0.88
TCO's average ownership percentage of TRG - basic (1)	71.1%			70.9%
Funds from Operations attributable to TCO's common shareholders, excluding additional income tax expense (1)	57,779		0.93	54,311		0.88
Less TCO's additional income tax expense				(3)		(0.00)
Funds from Operations attributable to TCO's common shareholders (1)	57,779		0.93	54,308		0.88

Funds from Operations attributable to partnership unitholders and participating securities of TRG	81,293	87,145,934	0.93	76,560	87,032,297	0.88
Restructuring charge	625		0.01	(346)		(0.00)
Costs associated with shareholder activism	4,000		0.05	3,500		0.04
Fluctuation in fair value of equity securities	(3,346)		(0.04)	10,262		0.12
Write-off of deferred financing costs				382		0.00
Adjusted Funds from Operations attributable to partnership unitholders and participating securities of TRG	82,572	87,145,934	0.95	90,358	87,032,297	1.04
TCO's average ownership percentage of TRG - basic (2)	71.1%			70.9%
Adjusted Funds from Operations attributable to TCO's common shareholders (2)	58,688		0.95	64,100		1.04

(1) For the three months ended March 31, 2019, Funds from Operations attributable to TCO's common shareholders was $57,019 using TCO's diluted average ownership percentage of TRG of 70.1%. For the three months ended March 31, 2018, Funds from Operations attributable to TCO's common shareholders was $53,585 using TCO's diluted average ownership percentage of TRG of 70.0%.

(2) For the three months ended March 31, 2019, Adjusted Funds from Operations attributable to TCO's common shareholders was $57,916 using TCO's diluted average ownership percentage of TRG of 70.1%. For the three months ended March 31, 2018, Adjusted Funds from Operations attributable to TCO's common shareholders was $63,245 using TCO's diluted average ownership percentage of TRG of 70.0%.

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TAUBMAN CENTERS, INC.
Table 3 - Reconciliation of Net Income to Beneficial Interest in EBITDA and Adjusted Beneficial Interest in EBITDA
For the Periods Ended March 31, 2019 and 2018
(in thousands of dollars; amounts attributable to TCO may not recalculate due to rounding)

	Three Months Ended
	2019	2018
Net income	29,738	34,596
Add (less) depreciation and amortization:
Consolidated businesses at 100%	44,956	35,022
Noncontrolling partners in consolidated joint ventures	(2,235)	(1,852)
Share of Unconsolidated Joint Ventures	17,192	17,055
Add (less) interest expense and income tax expense:
Interest expense:
Consolidated businesses at 100%	36,885	30,823
Noncontrolling partners in consolidated joint ventures	(3,025)	(3,011)
Share of Unconsolidated Joint Ventures	16,776	16,751
Income tax expense:
Consolidated businesses at 100%	539	184
Noncontrolling partners in consolidated joint ventures	(50)	(50)
Share of Unconsolidated Joint Ventures	777	710
Less noncontrolling share of income of consolidated joint ventures	(1,429)	(1,344)
Beneficial interest in EBITDA	140,124	128,884
TCO's average ownership percentage of TRG - basic	71.1%	70.9%
Beneficial interest in EBITDA attributable to TCO	99,593	91,430

Beneficial interest in EBITDA	140,124	128,884
Add (less):
Restructuring charge	625	(346)
Costs associated with shareholder activism	4,000	3,500
Fluctuation in fair value of equity securities	(3,346)	10,262
Adjusted Beneficial interest in EBITDA	141,403	142,300
TCO's average ownership percentage of TRG - basic	71.1%	70.9%
Adjusted Beneficial interest in EBITDA attributable to TCO	100,502	100,947

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TAUBMAN CENTERS, INC.
Table 4 - Reconciliation of Net Income to Net Operating Income (NOI)
For the Three Months Ended March 31, 2019, 2018, and 2017
(in thousands of dollars)
	Three Months Ended				Three Months Ended
	2019		2018		2018		2017
Net income	29,738		34,596		34,596		32,759
Add (less) depreciation and amortization:
Consolidated businesses at 100%	44,956		35,022		35,022		37,711
Noncontrolling partners in consolidated joint ventures	(2,235)		(1,852)		(1,852)		(1,796)
Share of Unconsolidated Joint Ventures	17,192		17,055		17,055		15,652
Add (less) interest expense and income tax expense:
Interest expense:
Consolidated businesses at 100%	36,885		30,823		30,823		25,546
Noncontrolling partners in consolidated joint ventures	(3,025)		(3,011)		(3,011)		(2,975)
Share of Unconsolidated Joint Ventures	16,776		16,751		16,751		15,781
Income tax expense:
Consolidated businesses at 100%	539		184		184		208
Noncontrolling partners in consolidated joint ventures	(50)		(50)		(50)		(31)
Share of Unconsolidated Joint Ventures	777		710		710		1,633
Share of income tax expense on disposition							731
Less noncontrolling share of income of consolidated joint ventures	(1,429)		(1,344)		(1,344)		(1,444)
Add EBITDA attributable to outside partners:
EBITDA attributable to noncontrolling partners in consolidated joint ventures	6,739		6,257		6,257		6,246
EBITDA attributable to outside partners in Unconsolidated Joint Ventures	47,144		51,027		51,027		47,863
EBITDA at 100%	194,007		186,168		186,168		177,884
Add (less) items excluded from shopping center NOI:
General and administrative expenses	8,576		8,493		8,493		10,751
Management, leasing, and development services, net	(685)		(492)		(492)		(338)
Restructuring charge	625		(346)		(346)		1,896
Costs associated with shareholder activism	4,000		3,500		3,500		3,500
Straight-line of rents	(2,907)		(5,487)		(5,487)		(1,855)
Fluctuation in fair value of equity securities	(3,346)		10,262		10,262
Insurance recoveries - The Mall of San Juan	(4,046)		(670)		(670)
Gain on disposition							(4,445)
Gain on sale of peripheral land							(1,668)
Dividend income			(1,151)		(1,151)		(1,033)
Interest income	(1,742)		(1,620)		(1,620)		(2,032)
Other nonoperating expense (income)			(25)		(25)		103
Unallocated operating expenses and other (1)	7,740		8,121		8,121		7,322
NOI at 100% - total portfolio	202,222		206,753		206,753		190,085
Less NOI of non-comparable centers	(11,738)	(2)	(9,261)	(2)	(12,800)	(3)	(12,411)	(3)
NOI at 100% - comparable centers	190,484		197,492		193,953		177,674
NOI at 100% - comparable centers growth %	(3.5)%				9.2%

NOI at 100% - comparable centers	190,484		197,492		193,953		177,674
Less lease cancellation income - comparable centers	(489)		(11,687)		(11,687)		(3,608)
NOI at 100% - comparable centers excluding lease cancellation income	189,995		185,805		182,266		174,066
NOI at 100% - comparable centers excluding lease cancellation income growth %	2.3%	(4)			4.7%

NOI at 100% - total portfolio	202,222		206,753		206,753		190,085
Less lease cancellation income - total portfolio	(569)		(13,785)		(13,785)		(3,706)
Less NOI attributable to noncontrolling partners in consolidated joint ventures and outside partners in Unconsolidated Joint Ventures excluding lease cancellation income - total portfolio	(54,573)		(53,877)		(53,877)		(51,230)
Beneficial interest in NOI - total portfolio excluding lease cancellation income	147,080		139,091		139,091		135,149
Beneficial interest in NOI - total portfolio excluding lease cancellation income growth %	5.7%				2.9%

(1)
Upon adoption of ASC Topic 842, Other Operating expense includes certain indirect leasing costs, which were capitalizable under the previous lease accounting standard. As a result of the accounting change, an additional $1.4 million of leasing costs were expensed during the three months ended March 31, 2019. Comparative periods presented were not adjusted to reflect the change in accounting.

(2)	Includes Beverly Center, The Mall of San Juan, and Taubman Prestige Outlets Chesterfield.
(3)	Includes Beverly Center, CityOn.Zhengzhou, The Mall of San Juan, and Taubman Prestige Outlets Chesterfield.
(4)
The NOI of our centers in China and South Korea have been translated using their respective average exchange rates for the periods presented. Using constant currency exchange rates, the growth in NOI at 100%, excluding lease cancellation income, presented would have been 3.0% for the three months ended March 31, 2019.

Taubman Centers/12

TAUBMAN CENTERS, INC.
Table 5 - 2019 Annual Guidance
(all dollar amounts per common share on a diluted basis; amounts may not add due to rounding)

	Range for the Year Ended
	December 31, 2019 (1)

Adjusted Funds from Operations per common share	3.62	3.74
Restructuring charge (2)	(0.005)	(0.005)
Costs associated with shareholder activism (2)	(0.045)	(0.045)
Fluctuation in fair value of equity securities (2)	0.040	0.040
Funds from Operations per common share	$3.60	$3.72
Real estate depreciation - TRG	(2.78)	(2.67)
Distributions to participating securities of TRG	(0.03)	(0.03)
Depreciation of TCO's additional basis in TRG	(0.11)	(0.11)
Net income attributable to common shareholders, per common share (EPS)	$0.68	$0.92

(1) Guidance is current as of April 30, 2019, see "Taubman Centers, Inc. Issues Solid First Quarter Results." On February 14, 2019, we announced agreements to sell 50 percent of our ownership interests in Starfield Hanam, CityOn.Xi’an, and CityOn.Zhengzhou to funds managed by The Blackstone Group L.P.(Blackstone). The transactions are subject to customary closing conditions and are expected to close throughout 2019. The 2019 annual guidance and related guidance assumptions exclude the impact of the Blackstone transactions. In April 2019, we acquired a 48.5% interest in The Gardens Mall. The 2019 annual guidance and related guidance assumptions now include the impact of The Gardens Mall acquisition.

(2) Amount represents actual amounts recognized through the first quarter of 2019. Amount does not include future assumptions of amounts to be incurred during 2019.